Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated April 28, 2005, by and between McINTOSH INN OF WILMINGTON, INC., a Delaware corporation ("Seller") with an address at 300 Rocky Run Parkway, Wilmington, Delaware 19803 and HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (“Buyer”) with an address at 148 Sheraton Drive, New Cumberland, Pennsylvania 17070 is entered into with reference to the recitals set forth below and all of the terms and conditions of this Agreement, and constitutes a contract of purchase and sale between the parties.

RECITALS

A.     Seller is the owner of that certain real property including all easements, appurtenances and rights of way (collectively, the "Land") located in the County of New Castle, State of Delaware, more particularly described in Exhibit “A” attached hereto.

B.     Seller owns and operates two (2) hotel facilities (each a "Hotel" and collectively, the “Hotels”) on the Land. The first Hotel is known as the Courtyard by Marriott, which includes, among other things, approximately 78 guest rooms and parking facilities (the “Marriott”). The second Hotel is the McIntosh Inn of Wilmington, which includes, among other things, approximately 71 guest rooms and parking facilities (the “McIntosh”).

C.     Seller desires to sell, and Buyer desires to purchase, the Land, the Improvements (as hereinafter defined) and certain Personal Property (as hereinafter defined) used in connection with the Hotels on the terms and conditions set forth in this Agreement.

1.	Definitions.

1.1     Defined Terms. As used in this Agreement, the terms defined in the recitals hereto shall have the respective meanings assigned thereto in said recitals and the following terms shall have the meanings given to them below, such definitions to be legally applicable to the singular and plural forms thereof.

"Affiliate" means and refers to any person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, a Party. For purposes of this definition, a person or entity shall be deemed to be "controlled by" a Party if a Party, directly or indirectly, (i) possesses power to vote fifty (50%) percent or more of the securities having ordinary voting power for the election of directors having ordinary voting power for the election of directors of such person or (ii) possesses power to direct or cause the direction of the management and policies of such person whether by contract, as a general partner (or through control of a general partner).

"Agreement" means and refers to this Purchase and Sale Agreement between Seller and Buyer.

“Assigned Contracts” means and refers to those contracts and agreements to which the Seller or McIntosh Motor Inns, Inc. (“MMI”), the manager of each Hotel, is a party which relate to the maintenance or repair of the Real Property or the operation of the Hotels, each of which is set forth on Exhibit “B” attached hereto, subject to the consents required under Section 10.2.

"Business Day" means and refers to any day other than a Saturday or Sunday or legal holiday in the State of Delaware.

"Buyer" means and refers to Hersha Hospitality Limited Partnership or its permitted assignee pursuant to the provisions of Section 9.1 of this Agreement.

"Closing" means the time and moment at which the Seller's Deed is delivered and the balance of the Purchase Price paid.

"Closing Date" means and refers to the date on which the Closing shall occur.

"Closing Time" means 12:01 A.M. Eastern Time on the Closing Date.

"Due Diligence Period" means a period of fifteen (15) days from the Effective Date.

"Effective Date" means and refers to the date this Agreement has been signed and delivered to both Buyer and Seller.

"Escrow Agent" shall mean and refer to Hodges Ward Elliott, Inc.

"Excluded Assets” shall mean and refer to the following assets of the Seller which shall not be included in the sale contemplated hereby and shall not be assigned or transferred to the Buyer: (i) Seller’s Records; (ii) Pre-Closing Receivables; (iii) all cash and cash equivalents of the Seller; (iv) the property management hardware and software and related support systems; (v) prepaid taxes and any rights of Seller to any tax refunds; (vi) all insurance policies of Seller and all rights of Seller arising under such policies; (vii) all rights and claims of Seller, contingent or otherwise, against third parties relating to the Property or its operation by Seller prior to the Closing Time, whether in tort, contract or otherwise, including causes of action, unliquidated rights and claims pursuant to any warranties or guarantees made by advertisers, manufacturers, suppliers, insurers or vendors; and (viii) all rights of Seller under this Agreement.

“Franchise License” shall mean that certain Courtyard by Marriott Franchise Agreement dated November 6, 1997 by and between Marriott International, Inc., as Licensor, and McIntosh Inn of Wilmington, Inc., as Licensee.

“Improvements” means any and all buildings, structures, parking areas and other improvements, including the Hotels situated on the Land.

"Party" or "Parties" means Buyer and/or Seller, as the context may require.

"Permitted Exceptions" means (a) laws, regulations or ordinances of federal, state, county or local entities or agencies having jurisdiction over the Property; (b) easements, covenants and restrictions of record, provided that same do not materially and adversely interfere with the use of the Property as a hotel; (c) all current real estate taxes, assessments and other sums assessed against the Property and unpaid as of the Closing, subject to prorations for the current year owing by Seller; and (d) all other matters to which Buyer fails to timely object (or waives its objection) in accordance with the provisions of Section 3.

"Personal Property" means all items of tangible personal property to the extent owned by Seller and which are affixed to or located at and used in connection with the operation of each Hotel, including without limitation, furniture, fixtures, equipment, linens, office supplies, cleaning and maintenance supplies and guest room supplies, but excluding (i) any tangible personal property owned by tenants and used in or in connection with the businesses operated by the separate tenants at each Hotel or Property, if any, and (ii) any tangible personal property in the office of MMI.

"Post-Closing Adjustment Period" means the sixty (60) day period subsequent to the Closing Date during which time Seller and Buyer shall resolve certain issues, open items, or disputes pursuant to the provisions of subsection 6.3(g) of this Agreement.

"Post-Closing Business Arrangements" means any of the business activities and/or obligations to be completed by Seller pursuant to the provisions of Article 6 of this Agreement.

"Prime Rate" means the prime rate of interest as specified in The Wall Street Journal on such date or if such date is not a Business Day, then on the next preceding day that is a Business Day.

"Pre-Closing Receivables" means any accounts receivable, notes receivable or other obligations arising from or in connection with the ownership, operation and activities of each Hotel up to the Closing Time and attributable to such period of time, including, without limitation, charges for lodging, meals, beverages, conference facilities, recreational activities, leases and facilities and all other matters connected with each Hotel or Property.

"Property" means collectively the Real Property and the Personal Property, but excluding the Excluded Assets.

”Real Property" means the Land and the Improvements.

"Scheduled Closing Date" means June 3, 2005, or any later Closing Date to which the Closing is adjourned by mutual agreement of Seller and Buyer, provided however, that: (i) Buyer may adjourn the Scheduled Closing Date (not to exceed fourteen (14) days) without Seller’s consent, if Buyer’s lender for financing purposes is unable to process the required documentation and close on the Scheduled Closing Date; (ii) Seller may adjourn the Scheduled Closing Date (not to exceed thirty (30) days) without Buyer's consent if Seller elects to cure, remove or remedy a New Matter as set forth in Section 3.1(c); and (iii) either party may adjourn the Scheduled Closing Date in accordance with the provisions of Section 12.1.

"Seller's Deed" means a special warranty deed to be used to convey title to the Real Property to Buyer or to Buyer's permitted assignee, which deed shall be substantially in the form of the deed attached hereto as Exhibit “C”.

"Seller's Employees" means all employees employed at each Hotel by Seller as of the Closing Date.

"Seller's Records" means all records pertaining to Seller's operation of each Hotel including, but not limited to, procedures, manuals, invoices, bank account records, payroll records, and sales records which will be retained by Seller in connection with Seller's tax and accounting requirements.

"Wind-Up Period" shall mean the thirty (30) day period after the Closing Date (inclusive of the Closing Date) during which time Seller and the Buyer shall attend to their respective Post-Closing Business Arrangements.

2.	Purchase and Sale, Certain Adjustments and Contingencies.

2.1     Agreement for Purchase and Sale. In consideration of the payment of the Purchase Price, Seller agrees to sell the Property to the Buyer, and the Buyer agrees to buy the Property from the Seller, at the price and on the terms, covenants and conditions set forth in this Agreement.

2.2     Purchase Price. The Buyer hereby agrees to pay Sixteen Million Eight Hundred Thousand and No/100 Dollars ($16,800,000.00) for the Property (hereinafter referred to as "Purchase Price").

2.3     Price. The Purchase Price shall be paid by the Buyer to the Seller as follows:

(a)     The Buyer shall deliver to the Escrow Agent its check in the amount of Eight Hundred Thousand Dollars ($800,000.00) concurrent with the execution of this Agreement (the “Deposit”). The Deposit shall be non refundable to Buyer except as otherwise specifically set forth in this Agreement. The Deposit shall be held by the Escrow Agent in an interest bearing trust account, or certificate of deposit, or money market account of a money center bank. Any interest which shall be earned on the Deposit shall be paid to the party entitled to the principal. The party to which the interest earned is paid shall be responsible for paying the income tax, if any, thereon. The Seller's EIN is 51-0339899 and the Buyer's EIN number is 25-1823761.

(b)     Prior to the Closing, Buyer shall deliver to the Escrow Agent funds in an amount aggregating the Purchase Price less the Deposit, which funds shall be disbursed by the Escrow Agent to Seller in accordance with the disbursement instructions given by Seller to the Escrow Agent at or prior to Closing.

2.4     [Intentionally omitted.]

2.5     Transfer and Recording Charges. At Closing, Seller and Buyer shall equally share the expense for all real estate transfer taxes, recording taxes or documentary stamps imposed by any governmental authority on the Seller's Deed to Buyer. Seller shall bear the cost of recording the satisfaction of any mortgages discharged by Seller at Closing and the cost of any other closing or recording charges normally paid by a seller in a real estate transaction in the state and county where the Property is located. Buyer shall bear the cost of recording charges in order to record the Seller's Deed, the cost of any expenses associated with the giving or recording of any mortgage given by Buyer in connection with its acquisition of the Property, any title insurance premiums, survey costs and the cost of any other closing or recording charges.

2.6     Escrow Agent.

(a)     Buyer and Seller hereby agree that Hodges Ward Elliott, Inc. shall be the Escrow Agent under this Agreement.

(b)     Escrow Agent shall hold the Deposit in accordance with the terms of Section 2.3. In the event of any disagreement among the parties to this Agreement or among them and any other person, resulting in adverse claims and demands being made in connection with the Deposit, Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of the Deposit then held by it under this Agreement, and in doing so, Escrow Agent shall not become liable in any way for such refusal, and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of adverse claimants shall have been finally settled or adjudicated in a court having jurisdiction thereof, or (ii) all differences shall have been settled by agreement signed by both parties hereto.

(c)     Escrow Agent shall be responsible solely for the safekeeping of the Deposit. Escrow Agent shall not be liable to Seller or Buyer for the performance or nonperformance of any term of this Agreement by Seller or Buyer and shall not be required to determine any questions of fact or law. Escrow Agent is authorized to act upon any documents which it reasonably believes to be genuine without incurring any liability with respect thereto. In the event litigation is commenced involving the Deposit or this Agreement, Escrow Agent shall have the right to deposit the Deposit with the clerk of the court in which the litigation is pending, or if the Escrow Agent is a party to such litigation, to interplead all interested parties in any court of competent jurisdiction and deposit the Deposit with the clerk of such Court. Seller and Buyer agree that the Escrow Agent shall not be liable for any error of judgment, or for any act or omission, other than willful misconduct, or for any negligence other than gross negligence.

3.	Title and Default.

3.1           Title.

(a)     After the execution of this Agreement by the Parties, Buyer shall order a commitment for title insurance in the amount of the Purchase Price together with copies of all documents identified in the title commitment (collectively, the "Title Documents") from All American Abstract Company, Inc. (the "Title Company"). Buyer shall pay for the cost of the issuance of the title commitment.

(b)     The Buyer shall have a period of fifteen (15) days from the date it shall have received the Title Documents to examine title (the "Title Date"); provided that in no event shall the Title Date extend beyond the expiration of the Due Diligence Period. On or before the Title Date, Buyer shall notify Seller in writing of any objections Buyer may have to the condition of title which do not constitute Permitted Exceptions and that would prevent the issuance of title insurance at commercially reasonable rates by a title company licensed to do business in the state in which the Land is located ("Title Objections"). Seller shall notify Buyer in writing within ten (10) days of receipt of the Title Objections whether Seller will undertake to cure, remove or remedy each Title Objection ("Title Response"). Within five (5) days of receipt of the Title Response, Buyer shall either (i) accept title subject to the undertakings set forth in the Title Response, or (ii) reject title. In the event Buyer rejects title, this Agreement shall be terminated by written notice to Seller and the Deposit shall be returned to Buyer.

(c)     Upon acceptance of title as set forth above, all matters then affecting title shall be deemed acceptable and satisfactory to Buyer, except for the matters set forth in the Title Response and except for matters coming of record subsequent to the report date referred to on the title report issued by the Title Company and of which Seller has received written notice (the "New Matter(s)"). Seller shall not be obliged to cure, remove or remedy any New Matter, except for removal of liens or encumbrances caused by Seller in amounts aggregating not more than $150,000 (exclusive of first and second mortgages). Except as set forth in this Section 3.1, if Seller refuses for any reason or no reason to cure, remove or remedy any such New Matter, Buyer shall have the option of terminating this Agreement by written notice to Seller or accepting title in its then state and condition.

(d)     If Buyer terminates this Agreement in accordance with Buyer's right to do so as set forth in Section 3.1(b) or (c), the Deposit and all interest earned thereon shall be returned by the Escrow Agent to the Buyer forthwith and, upon doing so, neither Party shall have any further or continuing obligation or responsibility to the other (except with respect to any restoration and indemnity obligations under this Agreement which survive termination).

(e)     At the Closing, Buyer shall cause to be issued to Buyer a title policy in the amount of the Purchase Price in accordance with the Title Response (the "Title Policy"). Buyer shall pay all costs incurred in obtaining the Title Documents, the Title Policy and the Survey (as defined below).

3.2     Buyer's Default. If the Seller shall be ready, willing and able to deliver title to the Property to the Buyer in accordance with the terms of this Agreement and shall otherwise comply with the provisions hereof, and the Buyer shall default in its obligation to purchase the Property and pay the Purchase Price by the Scheduled Closing Date as provided in this Agreement and such default continues uncured for five (5) days after written notice is given to Buyer of the specific default, then the Seller shall, as its sole remedy, be entitled by notice to the Buyer and the Escrow Agent to terminate this Agreement and cause the Escrow Agent to deliver the Deposit to the Seller and the Seller shall retain the Deposit as liquidated and agreed damages, it being agreed that it is difficult to ascertain actual damages in the event of a default and that the liquidated damages set forth herein represent a fair and reasonable estimate of such damages.

3.3     Seller's Default. If the Buyer shall be ready, willing and able to purchase the Property in accordance with the terms of this Agreement and shall otherwise comply with the provisions hereof, and the Seller shall be unable to deliver title to the Property by the Scheduled Closing Date as provided in this Agreement and such inability continues uncured for five (5) days after written notice is given to Seller of such specific inability, the Seller's sole obligation shall be to terminate this Agreement by notice to the Buyer and the Escrow Agent and direct the Escrow Agent to refund the Deposit to Buyer, together with all interest earned thereon, and upon such refund, this Agreement shall wholly cease and terminate and neither Party shall have any further claim against the other under or by reason of this Agreement. Buyer agrees that Buyer shall not (and hereby waives any right to) ever file or assert any lis pendens against the Property nor commence or maintain any action against Seller for specific performance under this Agreement nor for a declaratory judgment as to Buyer’s rights under this Agreement.

4.	Closing Matters.

4.1    Closing.

(a)     Except as may be provided elsewhere in this Agreement, the Closing Date shall be no later than the Scheduled Closing Date. The Parties may mutually agree to close prior to the Scheduled Closing Date.

(b)     The Closing shall take place either at the offices of Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103, or such other place as Buyer and Seller mutually agree, at 10:00 A.M. on the Scheduled Closing Date.

4.2     Buyer's Deliveries. At the Closing, the Buyer shall (a) cause the Escrow Agent to deliver to the Seller the sum(s) set forth in Section 2.3, (b) deliver the documents required to be executed and delivered by Buyer under this Agreement, and (c) deliver the amount, if any, required of Buyer under Article 8 entitled "Proration" and all other sums of money required to be paid by Buyer as of the Closing Date in order to consummate the transactions contemplated by this Agreement or owed by Buyer to Seller as of the Closing Date pursuant to any provision of this Agreement.

4.3     Certain Seller Deliveries. At the Closing, Seller shall deliver to the Buyer all of the documents required to be delivered by the Seller pursuant to the terms of this Agreement, including the following:

(a)     Seller's Deed. Seller shall deliver Seller's Deed conveying the Real Property to Buyer, executed and acknowledged by Seller in recordable form. The Real Property to be acquired by Buyer shall be acquired subject to the terms and provisions of this Agreement.

(b)     Property Documents. Seller shall deliver the property documents described below, to the extent not previously delivered (collectively "Property Documents"):

(i)     Assigned Contracts. Copies (or originals, if available) of all Assigned Contracts;

(ii)     Governmental Permits. Copies of all permits, licenses, and other governmental authorizations relating to the Real Property or operation of each Hotel which are in the Seller's possession or control and that are assignable and have been assigned to Buyer;

(iii)     Real Estate Tax Bills. All current real estate and personal property tax bills with respect to the Property in the Seller’s or MMI’s possession or under its direct control;

(iv)     Drawings/Plans. A copy of the “As-Built” drawing or plans for each Hotel, to the extent such plans exist and are in Seller’s or MMI’s possession or direct control;

(v)     Advance Room Reservation. A complete list of all advance room reservations, conferences or other similar functions at each Hotel, as applicable, in reasonable detail so as to enable Buyer to honor such reservations;

(vi)     Keys. All keys respecting each Hotel;

(vii)     Books and Records. All non-privileged books, records, operating reports, and other operating files and materials (“Operating Records”) relating to the operation of each Hotel, to the extent such Operating Records exist and are in the Seller’s or MMI’s possession or direct control, but excluding the Seller’s Records; and

(viii)     Guest Registration Cards. All guest registration cards, guest transcripts and guests histories for each Hotel, to the extent such documents exist and are in the Seller’s or MMI’s possession or direct control.

(c)     Certification. A certification from Seller confirming that, as of the Closing Date, the Seller’s representations and warranties in Section 10.2 of this Agreement are true and correct in all material respects.

(d)     Additional Documents. All other instruments or documents expressly required from Seller under this Agreement or otherwise reasonably required by the Title Company in order to insure title pursuant to Section 3.1; provided that in no event shall Seller be required to deliver escrow deposits, escrow agreements or any indemnity agreements hereunder unless the Seller otherwise agrees to do so.

4.4     FIRPTA Affidavit. At the Closing, Seller shall deliver a FIRPTA affidavit certifying that Seller is a non-foreign person in the form of the affidavit attached hereto as Exhibit “D” and incorporated herein.

4.5     Advance Deposits. At the Closing, Seller shall turn over to Buyer all Advance Deposits pursuant to the provisions of Section 7.4 of this Agreement.

4.6     Buyer Authority. On or before the Closing Date, Buyer shall deliver to Seller (a) a certificate of good standing from the Buyer’s jurisdiction of organization, and (b) a certified copy of resolutions evidencing Buyer's authority to consummate this transaction, in form and substance reasonably satisfactory to Seller, and any other evidence of Buyer's authority to consummate this transaction required by the Title Company to issue the Title Policy.

4.7     Assignment of Agreements. At the Closing, Buyer and Seller shall have executed and delivered, and Seller shall have caused MMI to execute and deliver, an Assignment and Assumption Agreement in the form attached hereto as Exhibit “E” (the "Assignment Agreement"), pursuant to which Seller or MMI, as applicable, assigns to the Buyer all of the interest of MMI with respect to each Hotel or Seller, as applicable, in, and the Buyer assumes all of the rights and obligations of MMI with respect to each Hotel or Seller, as applicable, under, the Assigned Contracts.

4.8     Bill of Sale. At the Closing, Seller shall deliver to Buyer an executed Bill of Sale, in the form attached hereto as Exhibit “F” ("Bill of Sale"), conveying all of Seller's interest in the Personal Property.

4.9     Seller Authority. On or before the Closing Date, Seller shall deliver to Buyer (a) a certificate of good standing from the Seller’s jurisdiction of organization and (b) a certified copy of resolutions evidencing Seller’s authority to consummate this transaction, in form and substance reasonably satisfactory to Buyer, and any other evidence of Seller’s authority to consummate this transaction as reasonably required by the Title Company to issue the Title Policy.

4.10     General Quitclaim Agreement. At the Closing, Buyer and Seller shall have executed and delivered, a General Quitclaim Agreement in the form attached hereto as Exhibit “G” (“General Assignment”), pursuant to which Seller assigns to Buyer all warranties, permits, approvals and certificates of occupancy relating to the Property or the Hotels, if any, to the extent permitted by law or by the terms of such items or documents.

4.11      License Agreement. At the Closing, Seller shall have caused MMI to execute and deliver, and Buyer shall execute and deliver, a License Agreement in the form attached hereto as Exhibit “H” (“License Agreement”), licensing to Buyer on a nonexclusive basis for a term of one (1) year the marks set forth in the License Agreement.

5.	Certain Conditions.

5.1           Inspection of Property.

(a)     After the execution of this Agreement by the Parties, but prior to the expiration of the Due Diligence Period, Buyer shall have the right, at its sole cost and expense, to obtain a Phase I Environmental Report (the "Environmental Report") for the Property and shall have the right, at its sole cost and expense, to obtain a survey of the Real Property (the “Survey”). However, the Buyer shall not conduct or permit any invasive testing (including any Phase II investigations) to be conducted at the Property without the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)     Other than as disclosed in any environmental reports provided to Buyer by Seller, if a defect is revealed on the Survey and/or in the Environmental Report which (i) materially and adversely impairs the Buyer’s use of the Property as the Hotels are currently operated or (ii) constitutes a material violation of applicable environmental laws and (iii) that would require (in the case of (ii), a remediation required by an applicable governmental authority involving) the expenditure of more than $25,000 to remedy such defect (a “Material Defect”), Buyer shall, by no later than the earlier of (x) the expiration of the Due Diligence Period and (y) the 10th day after the date the Buyer shall have received the respective Survey or Environmental Report, notify Seller in writing of any Material Defect revealed by such Survey or Environmental Report and include a detailed description of such Material Defect. Seller shall notify Buyer in writing within ten (10) days after any receipt of such notice from Buyer of a Material Defect whether Seller will undertake to cure, remove or remedy each such Material Defect ("Material Defect Response"). Within five (5) days of receipt of the Material Defect Response, Buyer shall have the right, at its option, to (i) terminate this Agreement by giving written notice to Seller to such effect, or (i) accept in a written notice to Seller the undertakings of Seller contained in such Material Defect Response. If Buyer does not give written notice to Seller of a Material Defect on or before the end of the Due Diligence Period or, if notice of a Material Defect is given, and the Buyer does not give written notice to Seller within such five (5) day period after receipt of a Material Defect Response, then Buyer shall be conclusively deemed to have accepted any defects that are or might have been reflected in the Survey and any defects relating to the environmental condition of the Property and to have waived any rights to terminate this Agreement pursuant to this Section 5.1 (b), and the parties shall proceed to consummate the transaction as herein provided.

(c)     During the period from the date of this Agreement to the Closing Date, Seller will, during ordinary business hours and with at least twenty-four (24) hours prior notice to Seller before each and every entry onto the Property by Buyer or its agents, give Buyer and its representatives reasonable access to the Property and to all books and records of Seller relating to the operation of each Hotel and furnish Buyer with such financial data and other information in Seller’s possession concerning the Seller and its operation of each Hotel, as Buyer may from time to time reasonably request. During any entry by Buyer or its agents onto the Property, Buyer shall minimize any disturbance to Seller’s employees, guests and business operations. None of the information obtained pursuant to this Section 5.1(c) shall give the Buyer the right to terminate this Agreement except as otherwise specifically provided in Section 5.1(b). In connection with any entry by Buyer or its agents, employees, consultants or representatives onto the Property to conduct any inspection, review or testing (collectively, the “Inspections”), any such Inspections shall be subject to all of the following:

(i)     All inspections, reports, surveys and studies (the “Inspection Documents”) shall be performed at Buyer’s sole cost and expense; provided, however, that Buyer shall promptly cause a copy of all relevant Inspection Documents to be delivered to Seller (x) simultaneously with Buyer giving notice of a Title Objection pursuant to Section 3.1(b) or a Material Defect pursuant to Section 5.1(b) or (y) simultaneously with a claim for indemnification pursuant to Section 5.5(b)(iii).

(ii)     Buyer and/or its contractors and agents shall maintain liability insurance coverage for its employees, agents and representatives inspecting the Property or conducting testing in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and workmen’s compensation insurance coverage as required by law, and prior to entering onto the Property provide Seller with a certificate evidencing same (or the renewal thereof), which shall name Seller as an additional insured.

(iii)     Buyer agrees to keep the Property free and clear of any liens, which may arise as a result of any such Inspections, which covenant shall survive Closing or any termination of this Agreement.

(iv)     Buyer shall restore promptly any physical damage caused by the Inspections to substantially the condition which existed prior to the Inspections, which covenant shall survive Closing or any termination of this Agreement.

(v)     Buyer hereby agrees to indemnify, defend and hold Seller and its employees, agents and representatives harmless from and against all loss, cost, liability, lien, damage, expense (including reasonable attorney’s fees and costs), injury, claims, causes of action, which are sustained, suffered or incurred against or by Seller, its agents, employees or representatives caused by Buyer or its agents in connection with any Inspections. This indemnity shall survive Closing or any termination of this Agreement.

(d)     Without limiting the provisions in Section 5.1, during the Due Diligence Period, Seller shall provide Buyer with copies of its existing “as-built” ATLA survey, its vesting deed to the Property, its existing owners title policy and any existing Phase-I or Phase-II environmental reports; provided that the same exist and are in Seller’s or MMI’s possession or direct control.

5.2           Purchase As-Is.

(a)     Except as provided in Section 10.2, Buyer is relying, and will rely, solely upon its own inspections, investigations and analyses of the Property and the Hotels in entering into this Agreement and is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters, including without limitation, any marketing materials, and is purchasing the Property in an "as-is" condition.

(b)     EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.2 SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING THE NATURE AND CONDITION OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH THE BUYER MAY ELECT TO CONDUCT THEREON, AND THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS THEREON OR COMPLIANCE WITH ENVIRONMENTAL LAWS, ZONING LAWS, LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS. BUYER ACKNOWLEDGES THAT IT HAS INSPECTED THE PROPERTY AND BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 10.2, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, TENANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY.

(c)     Buyer, for itself and its successors and assigns, hereby releases Seller, Seller’s affiliates and their respective officers, directors, shareholders, employees and agents of, from and against any and all claims, losses or damages arising from the foregoing.

(d)     Except as provided in Section 10.2, Seller makes no warranties or representations to Buyer, either express or implied, regarding the assignability or transferability of the Assigned Contracts.

(e)     Buyer is represented by very capable and experienced people and has had the opportunity to review the Property prior to the Effective Date. Buyer will rely entirely upon such review and the advice of Buyer's consultants in Buyer's determination to purchase the Property. Buyer, by its execution of this Agreement, acknowledges and agrees that a material inducement to Seller's decision to sell the Property to Buyer at the Purchase Price provided in this Agreement was the agreement of Buyer to conduct Buyer's own studies and purchase the Property in an "as-is" condition, except as expressly provided in Section 10.2.

(f)     Except as may be specifically provided herein, Seller shall have no obligation to correct any conditions or alleged defects or deficiencies discovered by Buyer in the course of Buyer's investigations or inspections with respect to the Property or thereafter.

5.3    Non-Disclosure of Confidential Information.

(a)     Any information furnished by Seller or its agents to Buyer or Buyer's agents in connection with the transaction contemplated hereby shall be governed by that letter agreement dated October 1, 2004 between Bradford Holdings, Inc. and Buyer (the “Confidentiality Agreement”). The failure of Buyer to comply with its obligations under the Confidentiality Agreement or this Section 5.3 shall constitute a material breach of this Agreement and, in such case, the Seller shall be entitled to terminate this Agreement (and be paid the Deposit) and pursue any remedy at law or equity against the Buyer, including injunctive relief provided for in the Confidentiality Agreement.

(b)     Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreement, nothing contained herein shall limit the right of the Buyer to report any information relating to this transaction required to be reported to any governmental entity, in connection with tax reporting information filed by the Buyer with the governmental entity or as may be required by any other governmental regulatory entity. Provided, however, Buyer agrees that in connection with any and all such required reporting (i) Buyer shall not, and shall cause its ultimate parent not to, disclose the name of any principal or shareholder of Seller’s parent; (ii) Buyer may disclose, and may cause its ultimate parent to, disclose the name of the Seller in any filing with the Securities and Exchange Commission and any stock exchange if the identity of the Seller is required to be disclosed by applicable regulations, but shall not disclose the name of the Seller in any press release with respect to the transaction (but may identify the Seller in any press release as a Marriott Courtyard franchisee and the owner of a nonfranchised hotel); (iii) Buyer shall not, and shall cause its ultimate parent not to, file a copy of this Agreement with any governmental authority until the filing of its Form 10-Q covering the period during which this Agreement is signed; and (iv) Buyer shall not, and shall cause its ultimate parent not to, make a filing with any governmental authority or issue any press release concerning the execution of the Agreement until the fourth business day after execution by both parties of this Agreement, unless Seller agrees otherwise. Seller shall have the right to review and approve in advance any such filings to confirm compliance with this Section 5.3.

5.4     Maintenance of Each Hotel. Seller shall maintain each Hotel in substantially the same condition that Seller maintained each respective Hotel before and as of the Effective Date, normal wear and tear excepted, up to the Closing. Seller shall not enter into any new agreements with respect to each Hotel (except for agreements and contracts entered in the normal course of operating each Hotel and cancellable on thirty (30) days' notice), without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. The failure of Buyer to deliver written notice of approval or disapproval of any such proposed agreement within three (3) Business Days of delivery of such agreement(s) to Buyer shall be deemed to be Buyer's approval thereof.

5.5    Indemnity.

(a)     Buyer hereby agrees to indemnify, defend and hold Seller, its affiliates and their respective officers, directors, shareholders, employees and agents (collectively, “Seller Indemnitees”) harmless from and against any and all claims, actions, causes of action, costs, expenses (including reasonable attorneys' fees and costs), damages and liabilities (collectively, “Losses”) relating to or arising out of (i) Buyer's operation of each Hotel or use of the Property following the Closing Time; (ii) Buyer’s failure duly to perform its obligations under this Agreement or any other agreement executed by Buyer pursuant to this Agreement; and (iii) Buyer’s breach of any of its representations or warranties contained in Section 10.1 of this Agreement. Notwithstanding the foregoing, Buyer shall not be responsible for payment of Seller's attorney's fees in any particular third party action or proceeding following the time that Buyer tenders a defense of Seller in such action or proceeding, with counsel reasonably acceptable to Seller. The indemnification obligations contained in Section 5.5(a)(i) and (ii) shall survive the Closing or the earlier termination of this Agreement. The indemnification obligations contained in Section 5.5(a)(iii) shall survive for six (6) months after the Closing Date.

(b)     Seller hereby agrees to indemnify, defend and hold Buyer, its affiliates and their respective officers, directors, shareholders, employees and agents (collectively, “Buyer Indemnitees”) harmless from and against any and all Losses relating to or arising out of (i) Seller's operation of each Hotel or use of the Property prior to the Closing Time; (ii) Seller’s failure duly to perform its obligations under this Agreement or any other agreement executed by Seller pursuant to this Agreement; and (iii) Seller’s breach of any of its representations or warranties contained in Section 10.2 of this Agreement. Notwithstanding the foregoing, Seller shall not be responsible for payment of Buyer's attorney's fees in any particular third party action or proceeding following the time that Seller tenders a defense of Buyer in such action or proceeding, with counsel reasonably acceptable to Buyer. The indemnification obligations contained in Section 5.5(b)(i) and (ii) shall survive the Closing or the earlier termination of this Agreement. The indemnification obligations contained in Section 5.5(b)(iii) shall survive for six (6) months after the Closing Date.

(c)     In the event Buyer assigns its rights under this Agreement in accordance with Section 9.1 and such assignee takes title to the Property, such assignee shall also be responsible for Buyer’s obligations under this Section 5.5.

(d)     Seller shall not have any obligation to indemnify the Buyer Indemnitees for claims under Section 5.5 (b)(iii) until the Losses of the Buyer Indemnitees with respect to such claims shall exceed $50,000 in the aggregate (the “Threshold”), following which the total amount of such Losses in excess of the Threshold shall be recoverable by the Buyer Indemnitees in accordance with the terms hereof, subject to the provisions of this Section 5.5 (d). In no event shall the total obligation of Seller under the indemnification provided in Section 5.5(b)(iii) exceed an amount equal to (x) $500,000 less (y) the amount of any indemnification paid to Buyer Indemnitees by Seller pursuant to Section 5.5(b)(iii) of this Agreement, less (z) the amount of any indemnification paid to Buyer Indemnitees (as defined in each such agreement) by affiliates of the Seller pursuant to the Purchase and Sale Agreements between Buyer and each of McIntosh Inn of King of Prussia, Inc., McIntosh Inn of Oxford Valley, Inc. and McIntosh Inn of Malvern, Inc. Unless the person seeking indemnity pursuant to Section 5.5 (a)(iii) or Section 5.5(b)(iii) provided the Seller or Buyer, as applicable, with proper written notice of a request for indemnification and describing the claim or event for which indemnification is sought pursuant to such section during the sixth month period after the Closing Date, the person seeking indemnification pursuant to those sections shall not be entitled to obtain any indemnification pursuant thereto.

5.6     Return of Documents. If this Agreement fails to close for any reason (other than Seller's willful default), then all Property Documents, Confidential Information and any other information delivered by Seller or its agents to Buyer shall be returned to Seller within five (5) Business Days of the termination of this Agreement. The covenants contained herein shall survive the termination of this Agreement.

5.7     Sales and Use Taxes. With respect to each Hotel, Seller shall be responsible for the payment of all hotel, sales and/or use taxes or income or personal property taxes incurred or related to periods prior to the Closing Time and Buyer shall be responsible for the payment of all hotel, sales and/or use taxes or income or personal property taxes incurred at and subsequent to the Closing Time; provided, however, that Buyer shall be responsible for the payment of any and all sales taxes which may be due and payable as a result of the sale of the Personal Property to Buyer pursuant to the terms of this Agreement. The covenants contained herein shall survive the Closing of this Agreement.

5.8     Existing Financing. At Closing, Seller shall pay off all existing financing created by Seller which constitutes a lien on the Property, and shall bear all costs and expenses associated therewith, including, but not limited to, the recording costs for releases of any deeds of trust, mortgages or other financing documents in connection therewith.

5.9     Existing Hotel Management Agreements. At Closing, Seller shall terminate, at its sole cost and expense, the existing Management Agreements between Seller and MMI for each Hotel. In the event such agreement cannot be terminated, this Agreement shall terminate and Buyer shall receive a full refund of the Deposit with interest thereon.

6.	Post-Closing Obligations.

6.1    Accounts Receivable.

(a)     Pre-Closing and Post-Closing Receivables. With respect to each Hotel, all Pre-Closing Receivables shall belong to Seller and nothing contained in this Agreement is intended to transfer any right, title or interest in such Pre-Closing Receivables to Buyer. Following the Closing, Seller shall have the right to collect all Pre-Closing Receivables. During the Wind-Up Period, Buyer shall cooperate with Seller so that Seller can collect its Pre-Closing Receivables. Any Pre-Closing Receivables which are not collected by Seller during such Wind-Up Period shall be collected by Seller upon the expiration of the Wind-Up Period and Buyer shall execute any documents necessary to assist Seller in such collection.

(b)     Application of Receivables. With respect to each Hotel, any collections received by Buyer with respect to Pre-Closing Receivables shall be paid over to Seller within five (5) days of receipt without offset or deduction unless the payor of such monies is obligated on both Pre-Closing Receivables and Post-Closing Receivables and the payor has independently and specifically identified such payment as one which should be applied to Post-Closing Receivables. Except in the event of a bona fide dispute between Seller and a customer which dispute has been documented in a writing, or tenants who are in arrears for more than one (1) month, any collections received from parties obligated on both Pre-Closing Receivables and Post-Closing Receivables shall be applied first to the longest outstanding unpaid invoices of the payor. In the case of monies received from parties obligated on both Pre-Closing Receivables and Post-Closing Receivables and where the amount attributable to Pre-Closing Receivables is the subject of a bona fide dispute with customer or in the case of arrearages from tenants, is in arrears in excess of one month (the "Disputed Items"), Buyer will not be obligated to pay the first monies it receives to Seller, but Seller shall directly deal with the applicable third party in connection with the collection of the Disputed Items.

(c)     Seller's Right to Examine and Photocopy Books and Records. After the Closing, Seller and its agents and employees shall have the right to examine and photocopy Buyer's records with respect to collection of Pre-Closing Receivables and with respect to guests or other persons obligated on both Pre-Closing Receivables and Post-Closing Receivables, all at reasonable times and upon reasonable notice.

(d)     Office Space. Following the Closing, Buyer shall provide to Seller, during the Wind-Up Period, and from time to time thereafter as Seller may require for an audit or other accounting procedure, a desk at each Hotel, mutually acceptable to Seller and Buyer, for Seller and Seller's agents to use in connection with its collection of its Pre-Closing Receivables, its payroll and accounts payable obligations and any other auditing procedures deemed necessary by Seller.

6.2     Seller's Records. Seller shall be entitled to access to each Hotel during the Wind-Up Period to remove from each Hotel originals, or at Seller's election, copies of all of Seller's Records with respect to the periods prior to the Closing, without the prior consent of Buyer. If the Seller takes originals, it will provide copies thereof to the Buyer.

6.3     Other Post-Closing Business Arrangements.

(a)     Bank and Other Accounts. Upon Closing, Buyer shall open new bank accounts, credit card accounts and any other financial accounts necessary for the continued operation of each Hotel by Buyer. Buyer agrees that it will not use any credit card, bank accounts or other financial accounts of Seller.

(b)     Issuance of Documents. Buyer shall prepare all documents required to be issued with respect to the operation of each Hotel from and after the Closing Time by the Internal Revenue Service or any other applicable governmental agency, including, but not limited to, W-2 forms and 1099 forms.

(c)     Employees.

(i) Buyer shall offer to hire at least seventy-five percent (75%) of Seller’s active Employees at each Hotel. Buyer shall deliver prior to the expiration of the Due Diligence Period a written list of all of Seller’s Employees to be offered employment by Buyer after Closing (“Rehired Employees”).

(ii)     Payment of Employees. Seller shall pay all wages, salaries and benefits (including accrued vacation and sick pay) and any termination obligations accrued up to the Closing Time for the Rehired Employees who accept employment with the Buyer.

(iii)     Notice to Employees. Seller and Buyer shall prepare a joint statement to be distributed to employees at each Hotel upon the Closing, which statement shall include (i) a notice that each respective Hotel is, as of the Closing Time, owned by Buyer and (ii) such other information deemed reasonably necessary by both Seller and Buyer.

(d)     Further Assurances by Parties. Following the Closing, both Parties shall execute and deliver any further instruments and take all actions that may be necessary or appropriate to confirm that all of the rights and privileges contemplated herein have been transferred to Buyer.

(e)     Post-Closing Cooperation Obligations. Buyer covenants and agrees that it will, subsequent to the Closing, reasonably cooperate with Seller in order for Seller to complete its Post-Closing Business Arrangements under this Article 6 and shall provide reasonable assistance to Seller, including, without limitation, support, secretarial and clerical assistance and access to all records at each Hotel to facilitate the preparation of Seller's tax records and accounting records and to assist Seller with any claims and/or to comply with any governmental reporting requirements.

(f)     Notices to Vendors. In addition to the statement to be prepared by Seller and Buyer pursuant to other provisions of this Agreement, Seller and Buyer shall also prepare a statement which shall be delivered, at or soon after the closing, to vendors, consultants and any other parties deemed necessary by the parties to announce the transfer of the Property to Buyer.

(g)     Post-Closing Adjustment Period. In the event Seller and Buyer fail to reach agreement on the prorations pursuant to the provisions of Article 8 of this Agreement, Seller and Buyer shall meet, during the sixty (60) day period following the Closing to resolve the dispute and make such adjustments as may be necessary ("Post-Closing Adjustment Period"). In the event the Parties are unable to resolve any dispute by the end of the Post-Closing Adjustment Period, the Parties shall submit the dispute for resolution by an independent accounting firm mutually agreeable to the Seller and Buyer. The dispute shall be resolved in accordance with accounting industry practices. The fee of such accounting firm shall be borne by the Parties equally.

6.4     Accounts Payable. With respect to each Hotel, Seller shall be responsible for payment of all accounts payable accruing prior to the Closing Time.

6.5     Performance of Assigned Contracts. Buyer shall perform and pay when due each of the obligations of the Seller arising after the Closing Time pursuant to all of the Assigned Contracts.

6.6     Seller’s Financial Books and Records. For six (6) months after the Closing Date, Seller shall give Buyer access, upon reasonable advance notice, to its financial books and records covering the three (3) year period prior to the Closing Date in order for the Buyer to prepare, at Buyer’s sole cost and expense, audited financial statements for such three-year period. Buyer shall reimburse Seller for its out-of-pocket expenses in connection with providing such access or Buyer’s preparing such financial statements.

6.7    Survival of Article 6. The provisions of Article 6 shall survive the Closing or earlier termination of this Agreement.

7.	Closing Procedures.

7.1     Guests. As of 12:01 p.m. of the Closing Date, all guests of each Hotel reflected on the respective Hotel ledgers (including direct bill guests), shall be checked out by Seller (who may process the account charges for collection), and shall be re-checked in by Buyer (from which time all such accounts shall be invoiced by and belong to Buyer). The Seller shall be entitled to room rental for the night immediately preceding and the morning of the Closing. Seller shall collect and pay all room and other tax surcharges on all of the foregoing accounts checked out by Seller and for all check outs occurring prior to the Closing.

7.2    Guests' Baggage/Safe Deposit Boxes. On the Closing Date, authorized representatives of Buyer and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of the guests of each Hotel checked or left in the care of Seller and all items designated as lost and found held by Seller and (ii) all contents in the safe deposit boxes maintained exclusively by each Hotel, but no such baggage, suitcases, luggage, valises, trunks, items or safe deposit boxes shall be opened. All such baggage and other items shall be sealed in a manner to be agreed upon by the Parties and listed in an inventory thereof prepared and signed jointly by said representatives of Buyer and Seller as of the Closing Date, and Buyer shall be solely responsible thereafter for all items listed in such inventory and, where the seals have been broken, for the contents thereof, and Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all Losses in connection therewith. Seller shall be responsible for such contents if the seals have not been broken, and will similarly indemnify Buyer therefor.

7.3     Cash at Hotels. Buyer shall pay to the Seller the amount of any cash on hand at the Hotels as of the Closing Time and such cash shall become the property of the Buyer as of the Closing. At the Closing, Seller's Employees shall count all cash in any cash registers or any other location within each Hotel, and such amount shall be verified jointly by Seller and Buyer.

7.4     Advance Deposits. The parties acknowledge and agree that, at the Closing, Seller shall hold certain amounts in cash or other forms of payment or security constituting advance deposits for reservations for space at each Hotel subsequent to the Closing ("Advance Deposits"). The Advance Deposits which are held in cash ("Cash Advance Deposits") shall be prorated at the Closing with Seller receiving from the Advance Deposits any amounts or charges earned by Seller prior to the Closing Date and Buyer receiving the balance.

7.5    Utilities. Seller shall use its reasonable best efforts to have all utilities, including water, gas and electricity meters read by the appropriate utility companies no earlier than three (3) Business Days prior to the Closing. To the extent that a utility bill from any applicable utility company cannot be issued, Seller and Buyer shall, within sixty (60) days after the Closing, prorate any amounts due and payable for utilities (including without limitation for sewer charges). During such sixty (60) day period, Seller and Buyer shall also prorate to the Closing Time, as necessary, charges payable to the appropriate telephone company.

8.	Prorations.

8.1     Prorations. The parties will prorate (i.e., apportion), in cash, to the Closing Time the following items for each Hotel:

(a)     Taxes. County, city, municipality, and special district (if any) taxes and assessments of any kind or nature for the Property, based on the latest information available. If Closing occurs at a date when the current year's millage is not fixed and current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If current year's assessment is not available, then taxes will be prorated on the prior year's tax assessment. If there are completed improvements on the Real Property by January 1st of year of Closing which improvements were not in existence on January 1st of the prior year, then taxes shall be prorated based upon the prior year's millage and at an equitable assessment to be agreed upon between the parties, failing which, request will be made to the County Property Appraiser for an informal assessment taking into consideration available exemptions. Any tax proration based on an estimate shall, at request of either Buyer of Seller, be subsequently readjusted upon receipt of the tax bill on condition that a statement to that effect is in the closing statement;

(b)     Rents. Prepaid rents based on Seller's and Buyer's written statement thereof;

(c)     Advance Deposits. Advance Deposits based on information to be provided by Seller;

(d)     Current Bookings. Any amounts due as a result of current bookings;

(e)    Security Deposits. Any amount held as security for any lease at the Property and any interest earned thereon;

(f)     Utility Deposits. If assignable, any amounts retained by a utility company as a deposit credited to Buyer;

(g)     Cash on Hand. The amount of cash on hand determined pursuant to Section 7.3 shall be credited to the Seller;

(h)     Special Assessments. Certified, confirmed and ratified special assessment liens due and payable as of the Closing Date are to be paid by Seller. Pending liens or installments not yet due and payable as of the Closing Date shall be assumed by Buyer; and

(i)     Other Prorations. Any other prorations referred to elsewhere in this Agreement and any other items related to the operation of each Hotel and are expenditures which are consistent with past practices of Seller for each Hotel.

9.	Assignment.

9.1     Assignment by Buyer. Buyer may not assign or otherwise transfer any of its rights or obligations under this Agreement without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to an Affiliate of Buyer without first obtaining Seller's consent. Notwithstanding any assignment pursuant to this Section, in no event shall Buyer be released from any of the obligations under this Agreement. Any assignment in violation of this section shall be null and void.

9.2     Bankruptcy of Buyer. Buyer agrees that in the event all or substantially all of Buyer's assets are placed in the hands of a receiver or trustee, and such receivership or trusteeship continues for a period of thirty (30) days, or should Buyer make an assignment for the benefit of creditors, become the subject of an order for relief under the United States Bankruptcy Code, or should Buyer institute any proceedings under the United States Bankruptcy Act or under any amendment thereof which may hereafter be enacted or under any other act relating to the subject of bankruptcy wherein Buyer seeks to be adjudicated a bankrupt, or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization, or should any involuntary proceeding be filed against Buyer under any such bankruptcy laws and Buyer consents thereto or acquiesces therein by pleading or default, or if such involuntary proceeding is not dismissed within sixty (60) days, then this Agreement shall not become an asset in any of such proceedings, and in any such event it shall be lawful for Seller to declare this Agreement terminated, and Buyer shall have no further claim on the Property hereunder or otherwise and Buyer shall have no right to the return of the Deposit or interest thereon.

10.	Representations and Warranties.

10.1     Buyer’s Representations and Warranties. The Buyer represents and warrants to Seller as follows:

(a)     Buyer is a limited partnership duly organized and validly existing in good standing under the laws of the Commonwealth of Virginia and has full power and authority to enter into and perform its obligations under this Agreement and the other agreements executed in connection herewith and the transactions contemplated hereby. The execution, delivery and performance by the Buyer of each of this Agreement and the other agreements executed by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action of the Buyer, and all necessary action by the general partner of Buyer. Each of this Agreement and the other agreements executed by it in connection herewith has been duly and validly executed and delivered by the Buyer and is valid and binding upon it and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and except that enforceability of its obligations hereunder is subject to general principles of equity.

(b)     Neither the execution nor the delivery of this Agreement by the Buyer, nor the incurrence by the Buyer of the obligations herein set forth, nor the consummation by the Buyer of the transactions herein contemplated nor compliance by the Buyer with the terms of this Agreement will conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under (i) the certificate of limited partnership or the limited partnership agreement of Buyer, (ii) any bond, note or other evidence of indebtedness of any contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Buyer is a party or by which any of the Buyer's properties may be bound, or (iii) any law, regulation, judgment, order, writ or decree of any court, governmental body or administrative agency of any jurisdiction.

(c)     Buyer is financially capable of completing the transactions contemplated by this Agreement and this Agreement is not subject to any financing contingency whatsoever.

(d)     Except as set forth in Section 10.2, neither Seller nor any agent, attorney, employee or representative of the Seller has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical condition of the Improvements or the suitability thereof for any purpose; and that Buyer, in executing, delivering and performing this Agreement, does not rely upon any statement or information to whomever made or given, directly or indirectly, verbally or in writing, by any individual, firm or corporation, except as expressly provided in Section 10.2.

(e)     Neither Buyer, nor any of its respective affiliates, nor any of its respective partners, members, shareholders or other equity owners, and none of its respective employees, officers, directors, representatives or agents is, nor through the Closing Date, will become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those names on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

The representations and warranties in this Section 10.1 shall survive Closing Date for a period of six (6) months.

10.2    Seller's Representations and Warranties. The Seller represents and warrants to the Buyer as follows, except as set forth in Schedule 10.2:

(a)    Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware and has full power and authority to enter into and perform its obligations under this Agreement and the other agreements executed by it in connection herewith and the transactions contemplated hereby. The execution, delivery and performance by the Seller of each of this Agreement and the other agreements executed by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Seller. Each of this Agreement and the other agreements executed by it in connection herewith has been duly and validly executed and delivered by the Seller and is valid and binding upon it and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and except that enforceability of its obligations hereunder is subject to general principles of equity.

(b)     Neither the execution nor the delivery of this Agreement by the Seller, nor the incurrence by the Seller of the obligations herein set forth, nor the consummation by the Seller of the transactions herein contemplated nor compliance by the Seller with the terms of this Agreement will conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under (i) the certificate of incorporation or bylaws of Seller; (ii) any bond, note or other evidence of indebtedness of any contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Seller is a party or by which any of the Seller's properties may be bound, or (iii) any law, regulation, judgment, order, writ or decree of any court, governmental body or administrative agency of any jurisdiction.

(c)     At Closing, there will be no mechanic's liens applicable to the Real Property and Seller will provide either (x) an affidavit at Closing that no work has been performed or material furnished and not paid for, for which a mechanic's lien can be filed or (y) an amount to be deposited with the title company sufficient to cover the cost thereof plus interest.

(d)     Except as disclosed in any environmental reports provided to Buyer, (i) Seller has not received any written notice of any material violation of any applicable then existing federal or state environmental laws (“Applicable Laws”) which has not been cured in accordance with Applicable Laws; and (ii) during Seller’s ownership of the Real Property, to the best of Seller’s knowledge, Seller has not used any portion of the Real Property for the purpose of storage, generation, manufacture, disposal, transportation or treatment of any hazardous substances in material violation of Applicable Laws.

(e)     The Seller has not received written notice of (i) any pending or threatened condemnation or eminent domain proceedings against the Real Property or (ii) any change or proposed change in the route, grade or width of any public street or road adjacent or connecting to the Real Property.

(f)     There is no action, lawsuit or proceeding pending, or to the best of Seller’s knowledge, threatened in writing against Seller or the Hotels (i) which is not covered by insurance, (ii) which would impair in any material respect Buyer's ability to purchase or operate the Hotel, or (iii) which seeks to restrain or prohibit the transactions contemplated by this Agreement.

(g)    The copies of the Assigned Contracts are true, correct and complete in all material respects and there are no defaults by Seller and, to Seller’s knowledge, by any other party under the Assigned Contracts.

(h)     Seller is not subject to any bankruptcy filings or proceedings, and no other similar insolvency event has occurred with respect to Seller.

(i)     Seller has not entered into any contract or agreement with respect to the Property which will be binding on Buyer after the Closing, except for the Assigned Contracts and other agreements which are terminable upon not more than thirty (30) days notice without payment of premium or penalty.

(j)     Seller is not a “foreign person” or “foreign corporation” within the meaning of Section 1445 of the United States Revenue Code of 1986, and the regulations promulgated thereunder.

(k)     Seller is not a party to any union or collective bargaining agreement with respect to the employees of the Seller. To the best of Seller’s knowledge, there are no current, material labor disputes pending or threatened in writing with respect to the operation of the Hotels.

(l)     To the best of Seller’s knowledge, Seller possesses all material licenses, permits and approvals of any governmental or quasi-governmental agency having jurisdiction over the Property which are necessary or required for the ownership, use and operation of the Property as a limited service hotel (“Authorizations”). Seller has not received any written notice that any of the Authorizations have been violated or are in default in any material respect which violations or defaults have not been cured.

(m)    Seller has not received written notice of any special assessments or taxes against the Property which relate to any planned public improvements with respect to the Property.

The representations and warranties in this Section 10.2 shall survive the Closing Date for a period of six (6) months. For purposes of this Agreement, the phrases “to the Seller’s knowledge”, “ to the best of Seller’s knowledge”, and “Seller has not received written notice” shall mean the actual knowledge, without investigation or inquiry, concerning such matter of Thomas Scattaregia, President of Seller; Terry O’Leary, Vice President of Seller; the President of MMI; and Edward Puodziunas, the District Manager with respect to the Seller.

10.3     Commissions. Each of the Seller and Buyer represents and warrants to the other that, other than the commission payable by Seller to Hodges Ward Elliott, Inc. (the “Broker”), no other brokerage commissions shall be due or payable on account of this transaction arising out of the acts of such party. Each party shall indemnify, defend and hold the other party harmless from and against any Losses incurred by such other party as a result of such party’s breach of this representation. Seller shall pay a commission to Broker pursuant to a separate written agreement between Seller and Broker.

11.	Destruction or Damage and Condemnation.

11.1     Destruction or Damage. In the event of damage or destruction to all or any portion of the Real Property (a “Casualty”) prior to the Closing, the following provisions shall apply:

(a)     Seller shall immediately notify Buyer thereof in writing (the “Casualty Notice”).

(b)    If the Property is the subject of a Casualty, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller and Escrow Agent given within ten (10) business days after receipt of the Casualty Notice from Seller), unless (i) the cost of restoration for the portion of the Property which was damaged or destroyed as a result of the Casualty will not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and (ii) the insurance company issuing the insurance policy has confirmed in writing prior to the end of such ten (10) business day period that such Casualty is covered by the policy, and (iii) any loan commitment or term sheet which has been extended to Buyer is not cancelled or suspended as a result of such Casualty. If a Casualty Notice is given to Buyer less than ten (10) business days prior to Closing, at Buyer’s option, Closing shall be postponed to a date not earlier than ten (10) business days after Buyer’s receipt of the Casualty Notice.

(c)     If Buyer does not terminate, or is not entitled to terminate, this Agreement, the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date, together with an amount equal to Seller’s deductible under the policy, shall be paid to Buyer at the time of Closing and all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

11.2     Condemnation. If any governmental taking is contemplated, pending or completed (hereinafter a "condemnation") at or prior to Closing, for (i) twenty (20%) percent or more of the Land or any portion of the Land which materially and adversely affects access to or parking on the Land or (ii) any portion of any building located on the Land, the following provision shall apply:

(a)    Seller shall immediately notify Buyer thereof in writing.

(b)     Buyer shall have the option to: (i) terminate this Agreement and receive a refund of the Deposit, in which event neither party shall have any further right, obligation or liability under this Agreement to or against the other and this Agreement shall be of no further force or effect (except for any restoration or indemnity obligations which expressly survive any termination) or (ii) continue this Agreement in accordance with subsection (c) of this Section 11.2. Said option shall be exercised by written notice of election to Seller within thirty (30) days after Buyer's receipt of written notice from Seller of the condemnation proceeding (including a description of the portion of the Real Property subject to said condemnation proceeding). If no such election is given by Buyer within said thirty (30) days, then this Agreement shall continue in accordance with subsection (c) of this Section 11.2.

(c)     If the condemnation proceedings are for less than the portion of the Real Property described above, or if Buyer does not terminate this Agreement under subsection (b) above, then the Closing shall be held as otherwise herein provided, and the Buyer shall take title to the Land and Improvements subject to the condemnation proceedings. In such event, all condemnation awards made prior to or after the date of Closing shall belong to Buyer and Seller shall pay over the proceeds received at Closing and execute any documents needed to effect the assignment to Buyer of all of Seller's right, title and interest in or to any such awards.

12.	Franchise Matters.

12.1     Buyer acknowledges that the Marriott is subject to the Franchise License. Buyer shall apply to the licensor under the Franchise License (“Licensor”) within five (5) business days after the Effective Date for a new license agreement (“New License”) to replace the Seller’s Franchise License for the Marriott at the Property, Seller shall consent to such application to the extent required by the Franchise License. Buyer shall provide all information requested by the Licensor in connection with such application for the New License and shall use its best efforts to diligently and promptly obtain approval from Licensor of such application for the New License for the Marriott at the Property. It is a condition precedent to the Closing that such application for the New License be approved by Licensor by the Scheduled Closing Date and that any guarantees in connection with the Seller’s Franchise License by any affiliate of the Seller be terminated in writing by Licensor. If the New License or guaranty termination is not obtained by the Scheduled Closing Date, either Buyer or Seller may give written notice to the other party to extend the Scheduled Closing Date by thirty (30) days. If the New License or guaranty termination is not obtained by the end of such thirty (30) day period, either Buyer or Seller may terminate this Agreement by written notice to the other party and the Buyer shall be entitled to receive the Deposit plus interest from the Escrow Agent. Buyer specifically agrees that any conditions to approval of the New License imposed by Licensor, including without limitation, upgrade requirements, any property improvement plans, term of the new license agreement and fees required to be paid, shall be Buyer’s sole responsibility and shall not in any way affect Buyer’s obligation to complete the transaction contemplated by this Agreement. Notwithstanding the foregoing, Seller shall be responsible for all costs and fees imposed by Licensor on the Seller to terminate the Seller’s Franchise License.

13.	Miscellaneous

13.1     Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

13.2    Notice. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective (a) when delivered, if delivered by hand (with written confirmation of receipt), (b) the next Business Day, if sent by nationally recognized overnight delivery specifying next day delivery, or (c) three (3) Business Days after depositing in the United States mails, if sent by certified mail, postage prepaid, return receipt requested, addressed to a party’s address set forth below or to such other address as any party may give to the other in writing for such purpose.

If to Seller:	McIntosh Inn of Wilmington, Inc.
c/o Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attention: Larry P. Laubach, Esquire

If to the Buyer:	Hersha Hospitality Limited Partnership
148 Sheraton Drive
New Cumberland, PA 17070
Attention: Neil H. Shah

With a copy to:	Shah & Byler, LLP
510 Walnut Street, 9th Floor
Philadelphia, PA 19106
Attention: Lok Mohapatra, Esquire

13.3     Time. Seller and Buyer agree that all times and periods for performance set forth herein shall be of the essence.

13.4    No Recording; Tender. Buyer covenants and agrees that it shall not record this Agreement or any memorandum of this Agreement. Tender of the executed Seller’s Deed or of the Purchase Price is hereby waived.

13.5     Interpretation. This Agreement shall be interpreted without regard to any presumption or other rule requiring construction against the party which drafted this Agreement. Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words imparting the singular number shall mean and include the plural number and vice versa.

13.6     No Waiver. No course of dealing between Buyer and Seller and no failure to exercise or delay in exercising on the part of either party any right, power or privilege under the terms of this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise. The rights and remedies provided herein or in any other agreement are cumulative and not exclusive or in derogation of any rights or remedies provided therein and thereof, by law or otherwise.

13.7     Illegality. The provisions of this Agreement are independent of and separable from each other and in case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.8     Amendments. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties.

13.9     Expenses. All expenses incurred by or on behalf of the parties hereto in connection with this Agreement, including, without limitation, all fees and expenses of agents, financial advisors, counsel and accountants, shall be borne solely by the party who has incurred the charge, and the other party hereto shall not have any responsibility with respect thereto, whether or not the transactions contemplated by this Agreement are consummated.

13.10     Counterpart Signatures. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

13.11     Survival. Unless otherwise specified herein, no covenant, condition, warranty and representation set forth herein shall survive the Closing and delivery of the Seller’s Deed and other documents contemplated hereby. The acceptance of the Seller’s Deed by Buyer shall be deemed an acknowledgement by the Buyer that Seller has fully complied with all of its obligations under this Agreement and shall be deemed to have released Seller from any and all known and unknown claims that Buyer may have by reason of any defect in title, except for the special warranty set forth in the Seller’s Deed.

13.12    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.13    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the state in which the Land is located, without giving effect to its principles of conflicts of law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, intending to be legally bound hereby, as of the date set forth at the beginning hereof.

SELLER:	BUYER:

McINTOSH INN OF WILMINGTON, INC.	HERSHA HOSPITALITY LIMITED
PARTNERSHIP

By: Hersha Hospitality Trust, a
Maryland business trust, its sole
general partner

By:	By:
Name: Terence M. O’Leary	Name: Jay H. Shah
Title: Vice President	Title: President & COO

[JOINDER BY ESCROW AGENT ON FOLLOWING PAGE.]

JOINDER BY ESCROW AGENT

Hodges Ward Elliott, Inc., the Escrow Agent named in this Purchase and Sale Agreement, joins to evidence its agreement to hold the Deposit and otherwise perform its obligations as Escrow Agent under the Purchase and Sale Agreement.

ESCROW AGENT:

Hodges Ward Elliott, Inc.

By:
Name:
Title:

EXHIBIT “A”

Legal Description

ALL that certain lot, piece or parcel of land, with improvements thereon erected being shown as Parcel 6B on a Record Resubdivision Plan for Parcel 6-Brandywine Commons, prepared by Landmark Engineering, dated December 27, 1990 as revised February 7, 1991 and recorded in the Office of the Recorder of Deeds in and for New Castle County, State of Delaware, in Microfilm No. 10911, and being more particularly bounded and described as follows, to wit:

BEGINNING at a point on the southwesterly side of Rocky Run Parkway (100.00 feet wide) said point being located North 65° 37' 54" West, 90.28 feet from the northwesterly end of a radius junction curve joining the southwesterly side of Rocky Run Parkway (100.00 feet) with the northwesterly side of Concord Turnpike, U.S. Route 202 (137 feet wide); thence, from the point of Beginning passing through Parcel 6 and along the proposed Parcel 6-A, Brandywine Commons, stormwater management area South 24° 22' 06" West, 316.52 feet to a point; thence, along Parcel 7, Brandywine Commons, Natural Protection Area the following four (4) courses and distances: (1) North 07° 10' 40" West, 80.38 feet to a point; (2) North 65° 40' 42" West, 412.50 feet to a point; (3) South 51° 46' 48" West, 24.00 feet to a point; (4) North 65° 27' 42" West, 58.50 feet to a point; thence, along lands now or formerly of Woodlawn Trustees, Inc. the following two (2) courses and distances: (1) North 20° 40' 13" East, 92.81 feet to an existing monument; (2) North 71 ° 50' 53" West, 66.95 feet to a point; thence passing through Parcel 6 and along the proposed Parcel 6-C, Brandywine Commons, North 21° 53' 09" East, 359.34 feet to a point; thence, along the southwesterly side of Rocky Run Parkway at varying widths, the following three (3) courses and distances: (1) by an arc of a circle curving to the left an arc distance of 341.94 feet (Radius = 335.00 feet chord bearing = South 36° 23' 25" East, 327.29 feet) to a point; (2) South 61° 21' 22" East, 201.19 feet to a point; (3) South 65° 37' 54" East, 125.99 feet to a point, the first mentioned point and place of Beginning. Containing within said metes and bounds 165,479± square feet or 3.799± acres.

TOGETHER with the easement rights as contained in a Water Detention Cross-Easement and Maintenance Declaration dated July 3, 1991 and recorded in the Office of the Recorder of Deeds in and for New Castle County, State of Delaware, in Deed Book_____, Page _____.

SUBJECT to an Agreement between Del Concord L.P. and The Diamond State Telephone Company, dated May 22, 1990 and recorded in the Office as aforesaid in Deed Book 1047, Page 313.

SUBJECT to an Agreement between Del Concord L.P. and The Diamond State Telephone Company, dated October 25, 1990 and recorded in the Office as aforesaid in Deed Book 1108, Page 154.

SUBJECT to a Utility Easement Agreement between Del-Concord Associates L.P. and Delmarva Power & Light Company, dated March 5, 1990 and recorded in the Office as aforesaid in Deed Book 1028, Page 135.

SUBJECT to a Declaration of Restrictions by Daniel L. Berger, et al., dated July 11, 1988 and recorded in the Office as aforesaid in Deed Book 730, Page 123.

SUBJECT to an Easement between Del Concord Associates, L.P. and Wilmington Suburban Water Corporation, dated February 7, 1991 and recorded in the Office as aforesaid in Deed Book 1164, Page 37.

BEING the same lands and premises which Del-Concord Associates, L.P. (a Delaware limited partnership) and Del-Concord Associates, L.P., as Trustee for Highfield Partnership, L.P. (a Delaware limited partnership), on the one part, conveyed unto McIntosh Inn of Wilmington, Inc. (a Delaware corporation), on the other part, in fee, by deed dated July 18, 1991, and recorded on July 18, 1991, in Deed Book 1203, beginning on Page 0265, of the Recorder of Deeds in and for New Castle County, Delaware.

EXHIBIT “B”

Assigned Contracts

EXHIBIT “C”

Form of Deed

EXHIBIT “D”

Form of FIRPTA Affidavit

EXHIBIT “E”

Form of Assignment and Assumption Agreement

EXHIBIT “F”

Form of Bill of Sale

EXHIBIT “G”

General Quitclaim Agreement

EXHIBIT “H”

License Agreement